Monaker Group, Inc. 8-K

Exhibit 2.5

FOURTH AMENDMENT TO

SHARE EXCHANGE AGREEMENT

This Fourth Amendment to Share Exchange Agreement (this “Agreement”), dated and effective as of February 22, 2021 (the “Effective Date”), amends that certain Share Exchange Agreement dated July 21, 20201, as amended by that certain First Amendment to Share Exchange Agreement dated October 23, 20202, that certain Second Amendment to Share Exchange Agreement dated November 12, 20203 and that certain Third Amendment to Share Exchange Agreement dated January 6, 20214 (as amended to date, the “Exchange Agreement”), by and among Monaker Group, Inc., a Nevada corporation (“Monaker”), HotPlay Enterprise Limited, a British Virgin Islands company (“HotPlay”), Red Anchor Trading Corporation, a British Virgin Islands corporation and the principal stockholder of HotPlay (the “Principal Stockholder”) and T&B Media Global (Thailand) Company Limited, Tree Roots Entertainment Group Co., Ltd. and Dees Supreme Company Limited, the minority stockholders of HotPlay (collectively, the “Minority Stockholders,” and together with the Principal Stockholder, individually, a “Stockholder” and collectively, the “Stockholders”). Each of Monaker, HotPlay, and the Stockholders are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Exchange Agreement. References in the quoted paragraphs of Section 1 hereof to “Agreement” refer to the Exchange Agreement, whereas references to “Agreement” in the other Sections of this Agreement (including in non-quoted sections of Section 1) refer to this Agreement.

WHEREAS, new shares of HotPlay have been issued to certain of the Stockholders since the date of the original Exchange Agreement;

WHEREAS, the Stockholders desire to allocate Restricted Monaker Shares among themselves in a different ratio than the current pro rata ownership of HotPlay as set forth in the Exchange Agreement; and

WHEREAS, the Parties desire to amend the Exchange Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the Parties hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1 https://www.sec.gov/Archives/edgar/data/1372183/000158069520000288/ex2-1.htm

2 https://www.sec.gov/Archives/edgar/data/1372183/000158069520000399/ex2-2.htm

3 https://www.sec.gov/Archives/edgar/data/1372183/000158069520000408/ex2-3.htm

4 https://www.sec.gov/Archives/edgar/data/1372183/000158069521000007/ex2-4.htm

Fourth Amendment to Monaker and HotPlay Share Exchange Agreement

1.             Amendments to Exchange Agreement.

A.            Effective as of the Effective Date, the definition(s) of the following term(s) as set forth in Article I of the Exchange Agreement are amended and restated to read as follows:

“Termination Date” means April 30, 2021, provided that such Termination Date shall be extended automatically, until up to May 31, 2021, in the event that Monaker has, prior to such date, filed a definitive proxy statement with the SEC, has called a special meeting to approve the transactions contemplated by this Agreement (or has held such meeting), and Monaker is continuing to work in good faith to complete the Closing”.

B.             Effective as of the Effective Date, Section 9.1(h) of the Exchange Agreement is amended and restated to read:

“(h) Contemporaneous Election of New Directors. At Closing, Monaker’s initial board of directors shall be comprised of nine (9) members, four (4) of which shall be nominated by the Principal Stockholder and two (2) of which shall be nominated by NewMonaker, of which at least one (1) of such Principal Stockholder appointed members, and one (1) of such New Monaker appointed members, shall be independent in accordance with the rules of the Principal Market, and the Principal Stockholder and NewMonaker shall mutually agree on three (3) additional directors, each of who shall be independent, unless otherwise agreed between the Principal Stockholder and Monaker. Notwithstanding the requirements set forth in the previous sentence, Monaker and the Principal Stockholder may mutually agree on the appointment of additional directors prior to Closing. At Closing, Monaker shall maintain a majority of independent board of directors. Such appointments shall be approved by the then-current Board of Directors of Monaker pursuant to the powers provided to such Board of Directors pursuant to Nevada law and the Bylaws of Monaker or by the stockholders of Monaker at a duly called stockholders meeting.”

C.               Effective as of the Effective Date, Schedule 1.1 of the Exchange Agreement is amended and restated to read as set forth on the attached Schedule 1.1.

2.           Subsequent Transfers of HotPlay Shares. Monaker and each of the other Parties agree that the Stockholders may transfer HotPlay Shares amongst themselves and/or re-allocate Restricted Monaker Shares among themselves prior to the Closing, provided that the Stockholders own 100% of the HotPlay Shares at Closing and that Monaker obtains 100% of such HotPlay Shares, but that there shall be no new stockholders of HotPlay prior to Closing, whether as a result of transfers of HotPlay Shares or new issuances. In the event there shall be any transfers of HotPlay Shares among the Stockholders prior to Closing or any reallocation of Restricted Monaker Shares, the Principal Stockholder shall deliver to Monaker an updated Schedule 1.1 at least five Business Days prior to Closing, which updated Schedule 1.1 shall take the place of Schedule 1.1 of the Exchange Agreement for all purposes upon receipt by Monaker (including, but not limited to the representations set forth in Section 3.4 of the Exchange Agreement).

3.             Accredited Investor Status. Each of the Stockholders confirms, acknowledges and agrees that:

Fourth Amendment to Monaker and HotPlay Share Exchange Agreement

(a)               It is acquiring the Restricted Monaker Shares, for its or his own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in a manner which would require registration under the Securities Act or any state securities laws.

(b)               It can bear the economic risk of investment in the Restricted Monaker Shares, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Restricted Monaker Shares, and is (and was as of its entry into the original Exchange Agreement, as applicable) an “accredited investor” as defined in Regulation D under the Securities Act.

(c)               It recognizes that the Restricted Monaker Shares have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Restricted Monaker Shares is registered under the Securities Act or unless an exemption from registration is available. It has carefully considered and has, to the extent it believes such discussion necessary, discussed with its respective professional, legal, tax, and financial advisors, the suitability of an investment in the Restricted Monaker Shares for its particular tax and financial situation and its respective advisers, if such advisors were deemed necessary, have determined that the Restricted Monaker Shares are a suitable investment for it.

(d)               It has not been offered the Restricted Monaker Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices, or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to his, her or its knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. It has had an opportunity to ask questions of and receive satisfactory answers from Monaker, or persons acting on behalf of Monaker, concerning the terms and conditions of the Restricted Monaker Shares and Monaker, and all such questions have been answered to the full satisfaction of it.

(e)               It is relying on his its own investigation and evaluation of Monaker and the Restricted Monaker Shares and not on any other information.

4.             Approval and Consent to Prior Transactions. By their entry into this Agreement, each of the Stockholders approve and consent to each issuance of shares of Common Stock of Monaker and each agreement, understanding and transaction entered into by Monaker from the original date of the Parties’ entry into the Exchange Agreement, to the date hereof, as disclosed in Monaker’s filings with the Securities and Exchange Commission and/or which Monaker has provided notice of to HotPlay and/or the Principal Stockholder.

5.            Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

Fourth Amendment to Monaker and HotPlay Share Exchange Agreement

6.             Mutual Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

(a) Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b) The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected; and

(c) Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

7.             Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

8.              Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Exchange Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Exchange Agreement as modified or amended hereby.

9.             Exchange Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Exchange Agreement and the terms and conditions thereof shall remain in full force and effect.

10.          Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements, and understandings between the Parties, whether written, oral, or otherwise.

11.          Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

Fourth Amendment to Monaker and HotPlay Share Exchange Agreement

12.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to conflicts of law principles except to the extent that United States federal law preempts Florida law, in which case United States federal law (including, without limitation, copyright, patent, and federal trademark law) shall apply, without reference to conflicts of law principles.

13.              Heirs, Successors, and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.              Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Fourth Amendment to Monaker and HotPlay Share Exchange Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

“Monaker”:

MONAKER GROUP, INC.
a Nevada corporation

By:	/s/ William Kerby

Name:	William Kerby

Title:	CEO

“HotPlay”:

HOTPLAY ENTERPRISE LIMITED
a British Virgin Islands Company

By:	/s/ Mr. Athid Nanthawaroon
/s/ Ms. Nithinan Boonyawattanapisut

Name:	Mr. Athid Nanthawaroon and Ms. Nithinan Boonyawattanapisut

Title:	Authorized Directors

“Stockholders”:

“Principal Stockholder”

RED ANCHOR TRADING CORPORATION

By:	/s/ Ms. Nithinan Boonyawattanapisut

Name:	Ms. Nithinan Boonyawattanapisut

Title:	Authorized Director

Fourth Amendment to Monaker and HotPlay Share Exchange Agreement

“Minority Stockholders”

T&B MEDIA GLOBAL (THAILAND)
COMPANY LIMITED

By:	/s/ Mr. Jwanwat Ahriyavraromp
/s/ Mrs. Pornsinee Chalermrattawongz

Name:	Mr. Jwanwat Ahriyavraromp and Mrs. Pornsinee Chalermrattawongz

Title:	Authorized Directors

TREE ROOTS ENTERTAINMENT
GROUP CO., LTD.

By:	/s/ Mr. Jwanwat Ahriyavraromp
/s/ Mrs. Pornsinee Chalermrattawongz

Name:	Mr. Jwanwat Ahriyavraromp and Mrs. Pornsinee Chalermrattawongz

Title:	Authorized Directors

DEES SUPREME COMPANY LIMITED

By:	/s/ Ms. Warunya Punawakul
/s/ Mr. Vithit Arparpardh

Name:	Ms. Warunya Punawakul and Mr. Vithit Arparpardh

Title:	Authorized Directors

Fourth Amendment to Monaker and HotPlay Share Exchange Agreement

Schedule 1.1

Stockholder	Number of HotPlay Shares Being Exchanged*	Number of Monaker Common Stock Shares Due
Red Anchor Trading Corporation	84,000	24,733,333
T&B Media Global (Thailand) Company Limited	12,000	3,533,333
Tree Roots Entertainment Group Co., Ltd.	42,000	21,966,667
Dee Supreme Company Limited	6,000	1,766,667
	144,000	52,000,000

* Representing 100% of HotPlay’s outstanding stock.